UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2008

Triad Guaranty Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22342	56-1838519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 South Stratford Road

Winston-Salem, North Carolina 27104

(Address of principal executive offices) (zip code)

(336) 723-1282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (e)

On October 22, 2008, Triad Guaranty Inc. (the “Company”) announced the appointment of Kenneth W. Jones, currently the Company’s Senior Vice President and Chief Financial Officer, to the positions of President and Chief Executive Officer of the Company and its subsidiaries, effective immediately. Mr. Jones assumed these positions from William T. Ratliff, III, Chairman of the Company’s Board of Directors, who had been serving as interim President and Chief Executive Officer since July 2008. Mr. Jones will continue to assume the responsibilities of the Company’s Chief Financial Officer and Mr. Ratliff will continue to serve as the Company’s Chairman of the Board.

Prior to his appointment to President and Chief Executive Officer, Mr. Jones, age 50, had been employed as the Company's Senior Vice President and Chief Financial Officer since April 2006. Prior to joining the Company, he was employed by RBC Liberty Insurance Corporation, where he served as Senior Vice President and Chief Financial Officer from November 2000 to December 2005. Previously, Mr. Jones was associated with The Liberty Corporation, where he held a number of management positions, most recently Vice President, Controller and Acting Chief Financial Officer. Before joining The Liberty Corporation, Mr. Jones was employed by Ernst & Young LLP for 14 years.

In connection with his appointment as President and Chief Executive Officer and pursuant to a letter agreement between Mr. Jones and the Company dated October 22, 2008 (the “Agreement”), Mr. Jones will receive an annual base salary of $350,000, which will be pro rated for the remainder of calendar year 2008. The other components of Mr. Jones’ 2008 compensation remain unchanged. With respect to calendar year 2009, Mr. Jones’ compensation (subject to approval by the Compensation Committee of the Company’s Board of Directors and the Illinois Division of Insurance) is expected to include the following components:

•

A targeted cash incentive award of $200,000, which would be dependent upon Mr. Jones’ individual performance and the Company’s corporate performance against approved goals and objectives. If Mr. Jones delivers extraordinary results against his approved objectives, he could receive an additional 50% of his targeted cash incentive award. The minimum incentive award opportunity would be $100,000 if he was an active employee of the Company on December 31, 2009. If Mr. Jones voluntarily terminates his employment or is terminated for “Cause” on or before this date, as that term is defined in the Agreement, he would not be entitled to receive the minimum incentive award. If Mr. Jones’ employment ends on or before December 31, 2009, due to an involuntary not-for-Cause termination such as job elimination, reduction in force, or restructuring, the minimum incentive award, along with certain severance payments described in more detail below, would be payable upon Mr. Jones’ unrescinded execution of a general release agreement in favor of the Company.

•

A long-term retention cash award of $350,000, which would be awarded if Mr. Jones was an active employee of the Company on December 31, 2012. If he voluntarily terminates his employment or is terminated for “Cause” on or before that date, he would not be entitled to receive the cash award. If his employment ends on or before December 31, 2012, due to an involuntary not-for-Cause termination such as job elimination, reduction in force, or restructuring, the full amount of the cash award would be payable upon his unrescinded execution of a general release agreement in favor of the Company.

•

An equity award of 35,000 phantom shares would be granted to Mr. Jones on January 1, 2009, which would vest over four years in three equal installments on the second, third, and fourth anniversaries of the date of grant.

•

In the event that Mr. Jones’ employment was terminated by the Company for reasons other than Cause, the Company would provide severance pay for 18 months. Monthly severance pay would be equal to his monthly base pay at his current rate. Mr. Jones also would receive, for 18 months, an additional transition benefit providing for 1/12 of his targeted cash incentive award for 2009. The Company also would provide him with executive outplacement assistance for up to 12 months and would subsidize his monthly COBRA premium at the active employee rate for the entire severance period.

Due to his relinquishment of the positions of President and Chief Executive Officer, Mr. Ratliff will no longer be entitled to receive an annual base salary of $600,000 and will instead be entitled to receive $400,000 for service as the Company’s Chairman of the Board. Mr. Jones will not receive any additional compensation for retaining the responsibilities of Chief Financial Officer.

The foregoing summary of certain terms of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement itself, a copy of which is filed as Exhibit 10.56 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the Company’s press release announcing the appointment of Mr. Jones as President and Chief Executive Officer, dated October 22, 2008, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)

Exhibit Number	Description

10.56	Letter Agreement, dated October 22, 2008, between Triad
Guaranty Inc. and Kenneth W. Jones.

99.1	Press release, dated October 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc.

/s/ Kenneth S. Dwyer
October 22, 2008	Kenneth S. Dwyer Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

10.56	Letter Agreement, dated October 22, 2008, between Triad Guaranty Inc. and Kenneth W. Jones.

99.1	Press release, dated October 22, 2008.